THIRD AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Third Amendment to the Amended and Restated Employment Agreement (“Amendment”) is entered into and effective as of May 3, 2018 (the “Amendment Effective Date”) by and between Conformis, Inc. (“Company”) and Paul S. Weiner (“Executive”) and amends that certain Amended and Restated Employment Agreement dated May 21, 2015 by and between Company and Executive, as amended by that certain Retention Agreement dated June 14, 2016 and the Second Amendment dated March 9, 2018 by and between Company and Executive (collectively, the “Agreement”).

WHEREAS, the Company and Executive desire to amend the Agreement as set forth herein,

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.All capitalized terms used and not otherwise defined in this Amendment shall have the same meanings ascribed to them in the Agreement.
2.Section 2.4 of the Agreement is hereby deleted in its entirety and replaced with the following:
2.4 Terminations for Good Reason or Other than for Cause. Upon a Qualifying Termination, the Company will pay the Executive all Accrued Compensation, excluding any Bonus paid as set forth below in this Section 2.4, if any, and for the duration of the Severance Period, the Company will: (1) continue to pay the Executive’s Base Salary at the rate in effect at the time of such Qualifying Termination, payable on the Company’s normal payroll schedule, beginning on the Company’s first regular payroll date that occurs on or after the 30th day following the date of the Qualifying Termination, provided that the Release (as defined below) has been executed and any applicable revocation period has expired as of such date; and (2) provide Executive with continuation of the Executive’s health insurance coverage in effect at the time of such Qualifying Termination under the Company’s group health insurance plans (to the extent allowed under, and subject to the conditions of, the Consolidated Omnibus Budget Reconciliation Act (COBRA)), provided that the Release (as defined below) has been executed and any applicable revocation period has expired as of such date. Upon a Qualifying Termination, the Company will pay the Executive the bonus accrued by the Company for the Executive for the calendar year that is prior to the year in which the Qualifying Termination occurs, provided the Company has not already paid a Bonus to the Executive for the prior year and, if the Qualifying Termination occurs during a Change of Control Period, a bonus of fifty percent (50%) of the Executive’s Base Salary. The Company shall pay the amounts of any bonuses due pursuant to a Qualifying Termination under this Agreement in a lump sum on the 30th day following the date of the Qualifying Termination. In addition, to the extent the Company has previously provided the Executive a grant of equity (including, without limitation, a restricted stock award, a restricted stock unit, or an option to purchase shares of stock) that is not fully vested as of the date of the Qualifying Termination, such grant of equity shall vest, upon the date that the Release becomes effective, in a number of shares equal to that number of shares that would have become vested shares had the Executive continued to provide service as an employee of the Company following such termination for an additional period equal to the Severance Period, with the exception that Section 3.4(a) shall apply to the vesting of equity grants upon the occurrence of a Qualifying Termination during any Change of Control Period. The Executive’s rights to any compensations or other benefits following a Qualifying Termination, other than Accrued Compensation, are subject to: (1) the execution by Executive of a separation and release agreement in a form to be provided by the Company (the “Release”), including a release of any and all claims against the Company (including, without limitation, its subsidiaries, other affiliates, directors, officers, employees, agents and representatives) related in any way to the Executive’s employment with the Company, such Release to be executed following the Executive’s separation from service with the Company; (2) the expiration of any revocation period provided pursuant to any applicable laws; and (3) Executive’s continued compliance with the ongoing terms of Executive’s Confidentiality, Inventions Assignment and Non-Competition Agreement.

3.All terms and conditions of the Agreement not expressly amended by this Amendment remain in full force and effect.
4.This Amendment may be executed in one or more counterparts, and by facsimile or scanned and electronically mailed or otherwise electronically transferred signatures, each of which shall be an original document, and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Executive hereby indicate their acceptance of the terms of this Amendment by the signatures of their authorized representatives below.

By /s/Mark Augusti	By: /s/Paul S. Weiner_ __

Mark Augusti Chief Executive Officer Conformis, Inc.	Paul S. Weiner